Exhibit 99.1

EXECUTIVE OFFICES PO BOX 355, MINNEAPOLIS, MINNESOTA 55440-0355
NASH FINCH ELECTS TWO NEW DIRECTORS TO BOARD
     MINNEAPOLIS (August 1, 2007) — Nash Finch Company (Nasdaq: NAFC), a leading food distribution company, today announced that its Board of Directors has elected two new Directors: Sam K. Duncan, 55, who serves as Chairman, President and Chief Executive Officer of OfficeMax Incorporated, and U.S. Army Major General (Ret.) Hawthorne L. (“Peet”) Proctor, 60, who is Managing Partner of Proctor & Boone LLC Consulting and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc. Nash Finch’s Board of Directors now includes eleven members, ten of whom are independent.
     Commenting on today’s announcement, William R. Voss, Chairman of the Board, said, “We are pleased to welcome Sam and Peet to the Nash Finch Board of Directors. Peet’s distinguished military career provides him with a clear understanding of the needs of our military customers and their families. His guidance will be invaluable to the Board in charting the course for our military business. Similarly, Sam’s wealth of knowledge of the distribution sector and nearly four decades of experience in the consumer retail industries will bring additional depth and perspective to our Board.”
     Alec Covington, President & CEO of Nash Finch, said, “The fresh perspective Sam and Peet bring to Nash Finch will be a strong complement to the incumbent talent and expertise of our current Board. Their perspectives will be quite helpful as we continue to provide best in class service to our nation’s commissaries and exchanges and to provide superior customer service to all of our customers. I look forward to working with them as we continue to implement our strategic plan, “Operation Fresh Start.”

     Mr. Duncan is Chairman, President and Chief Executive Officer of OfficeMax Incorporated, a leader in both business-to-business and retail office products distribution, with nearly 900 superstores in the U.S., Mexico, Puerto Rico and the U.S. Virgin Islands. Prior to joining OfficeMax in 2005, Mr. Duncan was President and Chief Executive Officer of ShopKo Stores, Inc. from 2002-2005. Previously, he held various leadership positions from 1992-2002 at Fred Meyer, Inc., including President of Fred Meyer and President of Ralph’s Supermarkets. Mr. Duncan worked from 1969-1992 at Albertson’s, Inc.
     Before beginning a career in the private sector, Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he expertly performed in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia Quartermaster General of the United States Army, and J3, Defense Logistics Agency. General Proctor is a graduate of North Carolina Agricultural and Technical State University and earned an M.A. in Public Administration from Central Michigan University.
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods(R), Family Thrift Center(R), and Sun Mart(R) trade names. Further information is available on the Company’s website at www.nashfinch.com.
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Contact: Brian Numainville, 952-844-1201